EXHIBIT 14

Abeona Therapeutics Inc.

Code of Business Conduct and Ethics

OUR MISSION

Our mission to harness the promise of genetic medicine to transform the lives of patients is inspired by our vision, to realize a world where cure is the new standard of care.

OUR VALUES

Working together to deliver cell and gene therapies for people impacted by serious diseases, and underpinned by our corporate values:

Patients First	Integrity	Innovation	Determination	Quality

Each of us knows and understands the responsibility we have. Our mission is supported by our commitment to respectful behavior, conducting business ethically and ensuring compliance with the laws and regulations that govern our business and industry. Abeona’s leadership, including its Board of Directors, is committed to promoting an ethical and compliant culture.

It is everyone’s responsibility to do the right thing by conducting business ethically, and we take it very seriously.

ABOUT THIS CODE

This Code of Conduct contains standards of conduct that apply to all Abeona employees and contractors, including our members of senior management, directors, vendors and other business partners. Each of you has a personal responsibility to ensure that his or her actions abide by the letter and the spirit of this Code. All of our external stakeholders – patients, providers, payors, governments – expect ethical behavior by all of our employees and contractors. This Code focuses on key areas of ethical responsibility, provides guidance on appropriate behavior, and seeks to foster a culture of honesty and accountability throughout the Company. The values and principles set forth in this Code are critically important to the Company and must be taken seriously. Violations of applicable law could expose Abeona and its employees, senior managers, directors, and contractors to fines, civil liability and/or criminal liability, and harm the Company’s reputation. For that reason, violations of applicable laws, this Code, or Company policies, will lead to appropriate disciplinary action in accordance with the Company’s policies. Such disciplinary action may include reprimand, reimbursement of any loss or damage suffered by the Company, or termination of employment or a contract. Under certain circumstances, the Company may be obligated to disclose violations of this Code to law enforcement authorities or regulatory agencies.

COMPLIANCE WITH LAWS AND REGULATIONS

We work in a heavily regulated business environment. Accordingly, all Abeona employees and contractors must obey all applicable laws and regulations that govern the Company’s business operations. Additionally, all employees and contractors must abide by all Company policies and procedures that apply to the individual employee’s duties and with the applicable laws of the country in which they operate. Abeona maintains a corporate compliance program led by our General Counsel and Head of Compliance. The corporate compliance program is a system of controls designed to prevent or detect and correct violations of laws. Among the elements of our compliance program are policies, standard operating procedures, training, and other control documents which all employees and contractors are expected to follow.

TRUTHFUL COMMUNICATIONS

Patients, healthcare providers, payors, investors, and regulators expect our employees and contractors to communicate in a truthful, non-misleading manner. This means that statements about our company and its products must be accurate, balanced, substantiated by sound evidence, and in the best interests of patient care. Scientific exchange is also an important element of our business. Preparing and sharing timely, accurate, and balanced scientific information about our products and areas of therapeutic interest with members of the healthcare community is vital to our mission to serve patients. Similarly, it is critical that we share high-quality, timely information about the value of our products with payors and other deliberative decision makers who make critical decisions about coverage, reimbursement, and purchasing of our products. Finally, Abeona is committed to research transparency and we will post information about our company’s clinical trials on public registries in compliance with applicable transparency laws. Employees and contractors are expected to use sound judgment and refer to Company policies and procedures when interacting with external parties on behalf of the Company, whether through live interactions, social media, or other communications.

GOOD OPERATING PRACTICES

Abeona is committed to researching, developing, manufacturing, and distributing investigational and commercial products in compliance with all applicable regulatory standards and industry best practices. Our supply chain is subject to controls designed to ensure our products and product components are ethically and lawfully sourced, and held, packaged, and distributed in secure conditions intended to ensure their safety, quality, identify, purity and potency. We are committed to developing and maintaining research, development, manufacturing, testing, distribution, and product safety systems that meet Good Clinical Practices, current Good Manufacturing Practices, Good Laboratory Practices, and other relevant regulatory and industry standards. We must maintain a supplier controls program which includes diligence and oversight over our key third-party partners, including contract research organizations, contract manufacturing organizations, suppliers, service providers and distributors. Together, these commitments form the basis of Abeona’s approach to overall Good Operating Practices. All employees and contractors involved in research, development, manufacturing, and distribution/supply chain functions are expected to follow applicable regulations and company standards governing these Good Operating Practices and report any incidents of non-compliance to your supervisor or the General Counsel and Head of Compliance.

PRODUCT SAFETY AND INTEGRITY

Abeona understands its responsibility to patients regarding the safety and efficacy of our products and each employee and contractor is expected to take this responsibility seriously. While no pharmaceutical product is ever entirely free from safety risks, we believe our commitment to Good Operating Practices and our commitment to comply with the highest standards of pharmacovigilance and product safety reflect this patient responsibility. Abeona remains committed to timely notification of regulators, distribution partners, providers, and patients of significant product quality issues in compliance with applicable regulations. All employees and customer-facing contractors are expected to understand and follow company policies governing adverse event or product quality incident reporting and recordkeeping. Employees and contractors involved in product development or supply chain are expected to understand and follow procedures governing product quality complaint investigations, recalls or corrections, and other safety, quality, and integrity matters.

MAINTAIN FAIR DEALING AND ETHICAL BUSINESS PRACTICES

Abeona and its employees and contractors must never provide an item of value to any party with the intent to improperly influence a decision to purchase, prescribe, refer, or recommend Abeona products or services or for any other improper business advantage. We must follow company policies when interacting with healthcare providers, patients, representatives of any local or foreign government entity, or any other third-party. We must also abide by all local laws governing value transfers, gifts, and gratuities to healthcare providers and government officials. No person may take unfair advantage of any other employee, customer, patient, vendor, or competitor through manipulation, concealment, abuse of privileged or confidential information, or disparagement of colleagues, customers, or competitors.

PROTECT CONFIDENTIAL INFORMATION AND RESPECTING PATIENT PRIVACY

Equally important is safeguarding the confidentiality of the personal information entrusted to us by healthcare providers and patients and abiding by legal and ethical standards protecting that information. Acting in the best interest of patients as an organization means that we must protect and never misuse information entrusted to us. This obligation continues after employment with the Company ends. Questions regarding the release or disclosure of confidential information or violations of the federal or state privacy laws must be directed to the General Counsel and Head of Compliance.

AVOID CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way, or appears to interfere, with the interests of the Company. A conflict situation may arise when an employee or contractor takes actions or has personal, financial or other interests that may interfere with his or her ability to perform any of his or her work objectively and effectively for the Company. Conflicts of interest may also arise when an employee or contractor, or a member of his or her family, receives improper personal benefits as a result of his or her connection with the Company, such as inappropriately awarding a vendor contract to a family member. Similarly, employees and contractors are prohibited from competing with Abeona and owe a duty to the Company to advance the Company’s interest to the best of their abilities. Because it is impossible to describe every potential conflict of interest, Abeona relies on the commitment of its employees and directors to exercise good judgment, to seek advice when appropriate, and to adhere to high ethical standards in the conduct of their professional and personal affairs. Potential conflicts of interest include a situation in which an employee hires a vendor in which a family member has a financial interest or a situation where an employee is on the board of a professional society that is soliciting financial support from Abeona. Potential conflicts of interest should be discussed and resolved with the General Counsel and Head of Compliance.

FINANCIAL INTEGRITY

We have a responsibility to provide full, fair, accurate, timely, and clear disclosures in reports and documents we file with governmental and regulatory agencies. You must help ensure that we meet that responsibility. Our CEO and CFO have additional responsibilities. Financial records are not only those that we report publicly. Records containing financial information are found across the company and form the foundation of our public disclosures. Every financial record in every function must be accurate, true, and complete. If you are involved in preparing reports and documents that Abeona submits to the U.S. Securities and Exchange Commission, be sure that the content is full, fair, accurate, timely, and clear. Personnel must cooperate fully with Abeona’s independent public accountants and internal auditors and never take any action to coerce, manipulate or mislead them.

BUSINESS RECORDS AND INFORMATION

Abeona has a responsibility to manage all records and information in a manner that protects the integrity of the information and ensures appropriate access. Our policy relating to records and information facilitates decision making, supports Abeona’s legal, financial, regulatory, and contractual obligations, and promotes organizational efficiency. Confidential disclosure agreements protect a party’s disclosure of information by requiring the party that receives the information to use and handle it in a confidential manner. Be familiar with the Records Retention Schedule as it applies to your function’s records. Retain all records for the time needed to comply with applicable laws and Abeona’s policies. If a document hold order is issued by the General Counsel, do not destroy any records, information or data (regardless of its form, e.g., paper, electronic, microfiche) that you are required to retain under that hold order. Never create, alter, or destroy records or documents for the purpose of impeding the efforts of any governmental or regulatory agency.

SAFEGUARDING ABEONA’S INFORMATION

Information is an especially important asset for a company like Abeona. It gives us a key competitive advantage and must be protected. Information you create or receive on the job is the company’s property, and you are responsible for safeguarding it. Abeona is well known in business and financial communities, and you may know someone who would be interested in information you have about Abeona. However, employees must never discuss Abeona’s protected information with anyone outside the company unless such disclosure has been approved in advance as required by our policy. Abeona employees and contractors must respect and maintain the confidentiality of information entrusted to them by the Company or its customers. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, such as patents, trade secrets, business planning documents, product pricing information, clinical data, and other sensitive information. Before sending confidential information to any outside companies, institutions, or individuals, you need to obtain appropriate corporate authorization. A written confidential disclosure agreement is also needed, except when the other party is a governmental regulatory authority, or a non-governmental body working on behalf of a governmental authority. For example, a confidential disclosure agreement would not be required if the other party is a national health or drug regulatory agency, or a committee of scientists officially tasked to work on the agency’s behalf. Contact the General Counsel and Head of Compliance with any questions, or to obtain a confidential disclosure agreement or to ensure the appropriate confidentiality language is included in the applicable agreement with such company, institution or individual.

PROTECT COMPANY ASSETS

Theft, carelessness, and waste of corporate assets and resources, including paid employment time, have a direct impact on the Company’s profitability. Employees and contractors are responsible for ensuring that the Company’s assets are utilized efficiently and appropriately for legitimate business purposes only. Employees who engage contractors or vendors are responsible for ensuring that these parties abide by the principles in this Code, including to ensure that the Company only pays for necessary, lawful services that are actually performed by these parties for the Company in a quality and timely manner, in compliance with company policies governing service arrangements, travel expenses, and financial recordkeeping.

ENSURE ACCURATE RECORDKEEPING

Abeona requires honest and accurate recording and reporting of financial information and data to make responsible business decisions. All employees must ensure that all documentation, including, but not limited to records, production standards, quality control, expense reports, formal certifications, and financial statements, accurately reflect the true nature of a fact or event and are completed and maintained in compliance with company document control standards. Specific regulations apply to accounting, research, manufacturing, and pharmacovigilance records, and employees or contractors working in those functional areas are expected to understand and abide by those regulations. All employees and contractors are responsible to report to their manager or the General Counsel and Head of Compliance any questionable accounting, recordkeeping, or data that may come to their attention. Records should be retained, disposed, or destroyed according to the Company’s record retention policies and legal and regulatory requirements. All employees and contractors must maintain records in the appropriate format and have them readily accessible for the timeframes required by federal and state regulations.

INSIDER TRADING

Many countries have laws regarding insider trading. In the U.S., for example, you may not buy or sell any type of security while aware of material, non-public information relating to the company issuing the security, whether that company is Abeona or another company. You also may not share material, non-public information with others. Even if the activities prohibited under Abeona’s Insider Trading Policy are not illegal in the country where you are based, our Insider Trading Policy applies to you regardless of your location. Abeona’s policy requirements also apply to family (including spouses, minor children, or any family member living in the same household) of Abeona staff. Employees are responsible for reviewing and acknowledging the Abeona’s Insider Trading Policy.

INVESTOR AND MEDIA RELATIONS

As a publicly traded company, Abeona has a responsibility to maintain an orderly flow of information to the general public and to its investors. All of Abeona’s dealings with the investment community and the media, including reporters, must be properly managed to make certain that accurate and timely information is given to investors and the public. We also need to be careful to comply fully with all laws governing our disclosures. Reporters, media representatives, investors, and investment analysts may try to solicit information directly from you. Only members of senior management or designated spokespersons are authorized to speak to the news media. Investor inquiries will be handled in a similar manner by Investor Relations. Employees or contractors who receive an inquiry about Abeona from an investor, financial analyst, the media or any other outside party, should not respond to the request unless specifically authorized and trained to do so by the Company.

SEEK GUIDANCE AND REPORT VIOLATIONS

Abeona actively promotes lawful, honest, and ethical behavior in all its business activities and by all of its employees and contractors. The Company expects supervisors to model this behavior for their employees. Employees are encouraged to speak to their supervisors or the General Counsel and Head of Compliance, at any time, if there is any doubt about the best course of action in a particular situation. If an Abeona employee or contractor has reason to believe that there has been a violation of this Code, company policies, or the law, such information should immediately be reported to the General Counsel and Head of Compliance directly, or through the mechanisms provided below. This duty to report includes any suspected violation of any Federal healthcare program requirements (such as suspected fraud, waste, or abuse under the Medicare program), as well as FDA and other regulatory requirements. Employees or contractors (including external vendors) who wish to report a suspected compliance issue anonymously may do so by leaving a message via the Abeona Compliance Helpline: 844-855-9977.

NON-RETALIATION STATEMENT

Abeona takes a zero-tolerance approach to retaliation. Under Abeona policy, no employee or contractor will suffer any adverse consequence or retaliation as a result of good faith reporting of suspected fraud or other misconduct or a possible violation of law. If you believe you have been retaliated against, you should immediately contact the General Counsel and Head of Compliance. All reported or suspected retaliation will be investigated thoroughly and expeditiously.

COOPERATION WITH REGULATORS AND LAW ENFORCEMENT

Abeona is committed to acting in a transparent, cooperative manner with regulators and law enforcement authorities. For example, it is our policy to receive and interact with regulatory agency inspectors in a professional, courteous, and transparent manner. It is also our policy to cooperate with government inquiries and investigations. Employees and contractors must never intentionally mislead or knowingly withhold information from a regulator or member of law enforcement. Employees and contractors should refrain from engaging with regulators or enforcement authorities on behalf of Abeona without approval from the General Counsel. The company maintains protocols for dealing with regulatory inspections or requests for information from regulators and enforcement authorities. If you are contacted by a regulator or member of law enforcement regarding Abeona, please immediately contact the General Counsel’s office for guidance.